Exhibit 23.1

August 7, 2024

SLR Investment Corp.

New York, New York

Re: Registration Statement No. 333-278755

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated August 7, 2024 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York